Exhibit 10.1

Dear Mr. Skelly,

In recognition of your continuing contributions and loyalty to Warren Resources, Inc. (the “Company”) in the critical months ahead, this letter agreement sets forth the retention bonus payments that the Company will provide to you and the terms and conditions of those payments.

1.              Retention Payments.  Provided that you remain actively employed in good standing by the Company as of March 31, 2016 (the “Retention Date”), the Company agrees that you will be entitled to receive the following payments and benefits (collectively, the “Retention Benefits”):

a.              Cash Retention. A lump sum cash payment equal to $412,500, less all applicable authorized and required deductions and withholdings (the “Cash Retention”); and

b.              COBRA Retention. Provided you elect to continue your medical care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) upon a subsequent separation of your employment that occurs within one year following the Retention Date, and such separation is not due to a termination for Cause, the Company will either pay or reimburse you, at its election, for the premiums associated with such continued coverage on the first of each month commencing on the first of the month following such separation and continuing until the earlier of (i) the date that you become covered by the medical plan of a subsequent employer, (ii) the date you are no longer eligible for continued medical coverage pursuant to COBRA, and (iii) the ninth month of COBRA coverage (inclusive) (the “COBRA Retention”).

2.              Payment of Your Retention Payments in the Event of a Termination of Employment. Notwithstanding the general requirement that you must remain in the employment of the Company until the Retention Date in order to be eligible to receive payment of your Retention Benefits, if, prior to the Retention Date, your employment is terminated by the Company without Cause or by you for Good Reason (as such terms are defined in Exhibit A hereto), you will remain entitled to receive the Retention Benefits.  To exercise your right to terminate for Good Reason, you must provide written notice to the Company of your belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason.  The Company shall have 30 days to remedy the Good Reason condition(s).  If not remedied within that 30-day period, you may terminate your employment for Good Reason; provided, however, that such termination must occur prior to the Retention Date.

By this letter, the Company is notifying you of its intent to close its New York City office where you are employed and move its headquarters to Denver, Colorado.  If you terminate your employment as a result of such intended relocation prior to the Retention Date, you will be entitled to receive a lump sum cash payment equal to $275,000, plus the COBRA Retention (collectively, the “Office Closure Severance Benefits”).  To exercise such right to terminate, you must provide written notice to the Company of your intent to terminate your employment, and actually terminate your employment, prior to the Retention Date.

3.              Payment and Release. The right to payment of any Retention Benefits or Office Closure Severance Benefits (each, a “Benefit”) will be contingent on the timely execution and delivery of a waiver and release in a form acceptable to and provided by the Company (the “Release”) and your non-revocation of the Release.  The lump sum cash portion of any Benefit will be payable to you within 14 days following the Release becoming irrevocable, subject to your execution and delivery of the Release by the 50th day following the date of your termination of employment or the Retention Date, as applicable.  If you fail to timely execute the required Release as prescribed above or you revoke the Release during any applicable revocation period, you will not be eligible to receive payment of any portion of your Benefit and it will be forfeited in full.

COBRA Retention payments will be payable as set forth under Section 1(b) above; provided that no COBRA Retention payments will be made prior to delivery of the Release and expiration of the revocation period in relation thereto.  In the event that payments are due under 1(b) prior to delivery of the Release and expiration of the revocation period, they will be provided as reimbursements to you on the first payroll date that occurs after your delivery of the Release and expiration of the revocation period in relation thereto.

4.              Miscellaneous.  The following additional terms apply:

a.              Any ambiguities and interpretive questions regarding the terms of this letter agreement will be resolved by the Company in its sole discretion and the Company’s decisions in such matters will be final and binding

b.              The payment of the lump sum cash portion of any Benefit is intended to qualify for the short-term deferral exception to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and, accordingly, full payment of the lump sum cash portion of any Benefit shall in all events be made to you not later than March 15 of the calendar year following the calendar year in which such amounts are no longer subject to a substantial risk of forfeiture within the meaning of the rules and regulations under Section 409A.  Further, this agreement shall be interpreted such that it is in compliance with Section 409A.

c.               Your employment is “at will” and, subject to the terms of this letter agreement, your employment may be terminated by you or the Company at any time for any reason.  Except as expressly provided under the terms of this letter agreement or any other binding written plan or agreement applicable to you, the Company reserves the right to change the terms and conditions of your employment, including the terms of your compensation and benefits, at any time.  This letter agreement is not intended to be, and should not be construed as, a contract of employment for any specific period of time.

d.              This letter agreement constitutes the entire agreement between the Company and you concerning the subject matter hereof and may only be modified by a written agreement executed by the Company and you.

e.               This agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same original.

f.                This agreement shall be governed by the laws of New York, without regard to any conflicts of laws.

g.               Except as specifically provided herein, upon your execution of this letter agreement, you hereby waive any and all rights to any severance payments or benefits, including the accelerated vesting of any equity awards, under any plans, agreements, programs or other arrangements of the Company to which you are a party and/or a participant.

We look forward to your acceptance of this letter agreement, which you can indicate by promptly signing, dating and returning a copy of this letter agreement to me.

Very truly yours,

/s/ Lance Peterson
Lance Peterson
Warren Resources, Inc.

Accepted and Agreed:

/s/ Stewart Skelly	October 15, 2015

Stewart Skelly	Date

EXHIBIT A

Attachment to Letter Agreement: Definitions

“Cause” shall mean the following, as determined by the Company in its sole discretion:

(i)            the willful breach or habitual neglect of assigned duties related to the Company, including compliance with Company policies;

(ii)           conviction (including any plea of nolo contendere) of the employee of any felony or crime involving dishonesty or moral turpitude;

(iii)          any act of personal dishonesty knowingly taken by the employee in connection with his responsibilities as an employee and intended to result in personal enrichment of the employee or any other person;

(iv)          bad faith conduct that is materially detrimental to the Company;

(v)           inability of the employee to perform the employee’s duties due to alcohol or illegal drug use;

(vi)          the employee’s failure to comply with any legal written directive of the Board of Directors of the Company; or

(vii)         any act or omission of the employee which is of substantial detriment to the Company because of the employee’s intentional failure to comply with any statute, rule or regulation, except any act or omission believed by the employee in good faith to have been in or not opposed to the best interest of the Company (without intent of the employee to gain, directly or indirectly, a profit to which the employee was not legally entitled) and except that Cause shall not mean bad judgment or negligence other than habitual neglect of duty.

“Good Reason” means that employee, without employee’s express, written consent, has:

(i)            incurred a material reduction in authority, duties or responsibilities at the Company or a successor employer (with respect to a termination in connection with a Change of Control, relative to authority, duties or responsibilities immediately prior to the Change of Control);

(ii)           incurred a material reduction in annual salary or bonus opportunity (except for reductions in connection with a general reduction in annual salary for all similarly situated employees of the Company by an average percentage that is not less than the percentage reduction of employee’s annual salary);

(iii)          a material diminution in the authority, duties, or responsibilities of the supervisor to whom the employee is required to report, including a requirement that the employee report to a corporate officer or employee instead of reporting directly to the Company’s Chief Executive Officer;

(iv)          a material diminution in the budget over which the employee retains authority; or

(v)           suffered a material breach of this Agreement by the Company or a successor employer.

“Change of Control” and all other defined terms used in the definitions set forth in this Exhibit A shall have the meanings set forth in the Executive Severance Plan dated April 13, 2015.